Exhibit 3.13

CERTIFICATE OF FORMATION

OF

AFFINIA PRODUCTS CORP LLC

This Certificate of Formation of Affinia Products Corp LLC (the “LLC”) is being duly executed and filed by the undersigned as an authorized person, to form a limited liability company under the Delaware Limited Liability Act.

FIRST: The name of the limited liability company formed hereby is Affinia Products Corp LLC.

SECOND: The address of its registered office of the LLC in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801.

THIRD: The name of the registered agent for service of process on the LLC in the State of Delaware at such address is The Corporation Trust Company.

FOURTH: This Certificate of Formation shall be effective as of the 1st day of January, 2009

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Affinia Products Corp LLC this 10 day of December, 2008.

Edmund T. LaCross
Authorized Person